First M&F Corp. Investor Information

CONTACT:	John G. Copeland
Chief Financial Officer
(662) 289-8594

June 20, 2008

FOR IMMEDIATE RELEASE

First M&F Corp. announces extraordinary provision for possible loan loss

KOSCIUSKO, Miss.- Today First M&F Corporation, announced that it will make an extraordinary addition to the allowance for loan loss of M&F Bank of $5 million in June, 2008. The allowance, now at $14 million or 1.17% of total loans, will be increased to approximately $19 million or 1.58% of loans. This action is to be taken in light of recent downgrades on construction and development loans largely due to several trends and factors including: the slowdown in the housing market, declining real estate values, longer absorption periods and developer and builder difficulties brought about by current excess inventories and rising construction costs. This increase in the allowance for loan loss is a recognition of construction and development stress and the uncertainty of the duration and severity of the current real estate market downturn and economic cycle.

The Company’s capital position remains strong despite the additional provision and, at the bank level, substantially exceeds regulatory minimums for well-capitalized institutions as will be reflected in the Company’s 2nd quarter earnings release in mid-July and 10-Q filing in August. As previously announced, the Company will pay its regular 2nd quarter dividend of $.13 per share on June 30, 2008.

First M&F Corp. (NASDAQ:FMFC) is a $1.6 billion community bank holding company, with financial services locations throughout Central and North Mississippi, in the Memphis, Tennessee and Birmingham, Alabama metro areas and in the Florida panhandle.